Exhibit 11

K&L GATES LLP 1601 K STREET, N.W. WASHINGTON, DC 20006-1600 T 202.778.9000 F 202.778.9100 klgates.com

June 3, 2021

AltShares Event-Driven ETF

a series of AltShares Trust

41 Madison Avenue

New York, New York 10010

Ladies and Gentlemen:

We have acted as counsel to AltShares Trust, a Delaware statutory trust (the “ETF Trust”), in connection with the ETF Trust’s registration statement on Form N-14 (the “Registration Statement”), to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about June 3, 2021, registering shares of beneficial interest  (the “Shares”) in AltShares Event-Driven ETF (“Acquiring ETF”), a series of the ETF Trust, under the Securities Act of 1933, as amended (the “Securities Act”).  The Shares are to be issued pursuant to an agreement and plan of reorganization entered into by the ETF Trust, on behalf of the Acquiring ETF, and The Arbitrage Funds, a Delaware statutory trust (“Acquired Trust”), on behalf of its series, Water Island Long/Short Fund (“Acquired Fund”) (the “Reorganization Agreement”). The Reorganization Agreement provides for (1) the transfer of the assets of the Acquired Fund to the Acquiring ETF in exchange for the issuance and delivery to the Acquired Fund of Shares of the Acquiring ETF, cash in lieu of fractional share, and the assumption by the Acquiring ETF of the Acquired Fund (2) the distribution of the Shares pro rata to the shareholders of the Acquired Fund in complete liquidation of the Acquired Fund, and (3) the termination of the Acquired Fund.

This opinion letter is being delivered at your request in accordance with the requirements of paragraph 29 of Schedule A of the Securities Act and Item 16(11) of Form N-14 promulgated thereunder.

For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)                                     the combined prospectus and information statement, including the form of the Reorganization Agreement attached as Appendix A thereto, and statement of additional information filed as part of the Registration Statement;

(ii)                                  the ETF Trust’s certificate of trust, governing instrument, and bylaws in effect on the date of this opinion letter; and

(iii)                               the resolutions adopted by the trustees of the ETF Trust relating to the Registration Statement, the establishment and designation of the Acquiring ETF and the Shares of each class, and the authorization of the issuance and delivery of the Shares pursuant to the Reorganization Agreement.

We also have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have relied on a certificate of an officer of the ETF Trust.  We have not independently established any of the facts on which we have so relied.

For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.  We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the ETF Trust are actually serving in such capacity, and that the representations of officers of the ETF Trust are correct as to matters of fact.  We have not independently verified any of these assumptions.

The opinions expressed in this opinion letter are based on the facts in existence and the laws in effect on the date hereof and are limited to the Delaware Statutory Trust Act and the provisions of the Investment Company Act of 1940 that are applicable to equity securities issued by registered open-end investment companies. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.

Based upon and subject to the foregoing, it is our opinion that (1) the Shares to be issued pursuant to the Registration Statement, when issued and delivered to the Acquired Fund in accordance with the terms and conditions of the applicable Reorganization Agreement, will be validly issued, and (2) the shareholders of the Acquired Fund receiving the Shares in exchange for their shares in the Acquired Fund and in complete liquidation of the Acquired Fund as provided by the Reorganization Agreement will have no obligation to make any further payments for the receipt of the Shares or contributions to the ETF Trust solely by reason of their ownership of the Shares.

This opinion is rendered solely in connection with the filing of the Registration Statement.  We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement.  In giving our consent we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/K&L Gates LLP

K&L Gates LLP